Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment #2 of Form F-4 No. 333-135546 of our report dated March 8, 2006 and June 9, 2006 as to Note 24, relating to the financial statements of Vitro, S.A. de C.V. and Subsidiaries, appearing in the Annual Report on Form 20-F/A of Vitro, S.A. de C.V. and Subsidiaries for each of the three years in the period ended December 31, 2005 (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the adoption of the provisions of certain new or revised accounting standards, the assumption of responsibility for auditing the conversion of the amounts in the financial statements of Empresas Comegua, S.A. and its Subsidiaries into Mexican pesos and accounting principles generally accepted in Mexico for the year ended December 31, 2003, the reconciliation of consolidated net income and stockholders’ equity from accounting principles generally accepted in Mexico to accounting principles generally accepted in the United States of America, and the restatement of the U.S. GAAP consolidated statements of cash flows for the years ended December 31, 2003 and 2004), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu

C.P.C. Ernesto Cruz Velázquez de León

September 19, 2006